Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES LAUNCH OF SYNDICATION OF $375 MILLION

SENIOR SECURED TERM LOAN

-Proceeds to Refinance Remainder of Outstanding Mezzanine Debt-

CHARLOTTE, N.C. – May 27, 2014 (BUSINESS WIRE) — Extended Stay America, Inc. (NYSE: STAY) (the “Company”) today announced that its subsidiary, ESH Hospitality, Inc., is seeking to raise a $375 million Senior Secured Term Loan (the “Term Loan”) to refinance the existing outstanding $365 million of mezzanine debt and pay related transaction fees and expenses.

Peter Crage, Chief Financial Officer, stated, “We are pursuing this opportunity to reduce our debt service related to our mezzanine financing and further enhance our cash flow. We intend to maintain our strong capital structure and financial flexibility which will allow us to further deleverage as we generate free cash flow in the future.”

Goldman Sachs Bank USA, Citigroup Global Markets Inc., Deutsche Bank Securities, and J.P. Morgan Securities LLC are the joint lead arrangers for the Term Loan. The consummation of the Term Loan is subject to a number of factors, including market interest and other conditions.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, the consummation of the Term Loan and potential changes in market conditions constitute forward-looking statements. For a description of factors that may cause the Company’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the SEC on March 20, 2014 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 684 hotels in the U.S. and Canada comprising approximately 76,200 rooms and employs approximately 10,000 employees in its hotel properties and headquarters. The Company owns and operates hotels under the core brand Extended Stay America®, which serves the mid-priced extended stay segment, and other brands. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Kay Sharpton

(980) 345-1546

investorrelations@extendedstay.com

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